Exhibit 10.7

NUZEE, INC.

RESTRICTED STOCK AWARD AGREEMENT

(2023 EQUITY INCENTIVE PLAN)

This Stock Award Agreement (the “Agreement”) is entered into as of [   ] (the “Grant Date”), by and between NuZee, Inc., a Nevada corporation (the “Company”), and [   ] (the “Participant”) pursuant to the Company’s 2023 Equity Incentive Plan (the “Plan”). Any capitalized term used herein but not defined in this Agreement shall have the same meaning ascribed to it in the Plan. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern.

1. Grant of Restricted Stock. The Company hereby grants to Participant an award of [   ] Restricted Shares (the “Award”). The Restricted Shares granted pursuant to the Award shall be issued in the form of book entry Shares in the name of Participant as soon as reasonably practicable after the Grant Date and shall be subject to the execution and return of this Agreement by Participant to the Company.

2. Restrictions on Transfer. Unless otherwise determined by the Committee, the Restricted Shares issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Shares shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.

3. Lapse of Restrictions Generally. Except as provided in Sections 4, 5 and 6 hereof, the number of the Restricted Shares issued hereunder shall vest, and the Period of Restriction will end with respect to such Restricted Stock as follows, provided Participant has not ceased to be a Service Provider on each such applicable date: the Period of Restriction will lapse for 100% of the Restricted Shares on the one year anniversary of the Grant Date.

4. Effect of Certain Terminations of Employment. If Participant’s status as a Service Provider is terminated by the Company, a Parent or Subsidiary without Cause, all Restricted Shares which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the Period of Restriction with respect to such Restricted Shares shall lapse, as of the date of the termination of Participant as a Service Provider by the Company, a Parent or Subsidiary without Cause.

5. Effect of Change in Control. In the event of a Change in Control at any time on or after the Grant Date, provided Participant has not ceased to be a Service Provider from the Date of Grant through the effective date of the Change in Control, all Restricted Shares which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the Period of Restriction with respect to such Restricted Shares shall lapse as of the effective date of the Change in Control.

6. Forfeiture of Restricted Shares. Any and all Restricted Shares which have not become vested and for which the Period of Restriction has not lapsed in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon the termination by Participant, or the Company, Parent or Subsidiary, of Participant’s status as a Service Provider for any reason other than those set forth in Section 4 hereof prior to such vesting and the lapse of the Period of Restriction.

7. Delivery of Restricted Shares. Evidence of book entry Shares with respect to Restricted Shares for which the Period of Restrictions has lapsed pursuant to Section 3, 4 or 5 hereof or, if requested by Participant prior to such lapse of the Period of Restrictions, a stock certificate with respect to such Restricted Shares, shall be delivered to Participant as soon as practicable following the date on which the Period of Restrictions on such Restricted Shares has lapsed, free of all restrictions hereunder.

8. Dividends and Voting Rights. Upon issuance of the Restricted Shares, Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Restricted Shares by the Company prior to the lapse of the Period of Restrictions with respect to such Shares shall be deferred and reinvested in Shares of Restricted Stock based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares of Restricted Stock thus acquired shall be subject to the same restrictions on transfer, forfeiture, and Period of Restrictions as the Restricted Shares in respect of which such dividends or distributions were made.

9. No Right to Continue as a Service Provider. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company, any Subsidiary or Parent to terminate Participant’s status as a Service Provider, nor confer upon Participant any right to continuance of his or her status as a Service Provider by the Company, any Subsidiary or Parent. To the extent applicable, the right of the Company, Subsidiary or Parent to terminate at will Participant’s employment or service relationship at any time (whether by dismissal, discharge or otherwise), and, if applicable, Participant’s service as a Director pursuant to the bylaws of the Company, and any applicable provisions of governing state law, with or without Cause, is specifically reserved.

10. Withholding of Taxes.

10.1 Prior to the delivery to Participant of a stock certificate or evidence of book entry Shares with respect to Restricted Shares for which the Period of Restrictions has lapsed, Participant shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Restricted Shares. Participant may satisfy such tax withholding obligation, in whole or in part by one or more of the following: (i) payment by cash or check, (ii) electing to have the Company withhold otherwise deliverable Shares under this Award having a Fair Market Value equal to the minimum amount required to be withheld or (iii) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Shares otherwise are scheduled to vest and for the Period of Restrictions to lapse, Participant will permanently forfeit such Shares.

10.2 Participant understands that Participant may elect to be taxed at the time the Restricted Shares are awarded rather than when Restricted Shares vest and the Period of Restriction lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date. PARTICIPANT (AND NOT THE COMPANY OR ANY OF ITS AGENTS) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING THE 83(b) ELECTION FORM, EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS AGENTS TO MAKE THIS FILING ON PARTICIPANT’S BEHALF. THE 83(b) ELECTION FORM MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS AFTER THE DATE OF GRANT OF THIS RESTRICTED STOCK. PARTICIPANT MUST ALSO PROVIDE THE COMPANY A COPY OF SUCH 83(b) ELECTION FILING UPON MAKING SUCH FILING.

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11. Participant Bound by the Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Adjustments Upon Changes in Capital Structure. In the event that the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Committee to the number of Restricted Shares which remain unvested, in order to preserve, as nearly as practical, but not to increase, the benefits of the Restricted Shares, in accordance with the provisions of the Plan.

13. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

14. Notices. All notices required or permitted in connection with this Agreement shall be in writing and shall be deemed delivered and received: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile to the specified address or number, if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three days after having been sent by registered or certified mail to the specified address, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier directed to the specified address for next day delivery, with written notification of receipt. All communications shall be sent to the address of Participant set forth on the Company’s records, and, if to the Company, at the Company’s principal place of business, or at such other address or electronic mail address as any party hereto may designate in advance.

15. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without giving effect to the conflicts of laws principles thereof.

17. Clawback. Pursuant to Section 12.7 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Restricted Stock Award, Participant agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

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18. Data Privacy. In order to administer the Plan, the Company may process personal data about Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to the Company to process any such personal data.

19. Fractions. To the extent that a fractional number of Shares vest or that the Company is obligated to issue a fractional number of Shares, such number will be rounded down to the nearest whole share number.

20. Assignment. The Company may assign this Agreement or any of its rights under this Agreement to single or multiple assignees. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred or delegated by Participant without the prior written consent of the Company. Any attempt by Participant without such consent to assign, transfer or delegate any rights, duties or obligations that arise under this Agreement shall be void.

21. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of Participant’s legal representatives. All obligations imposed upon Participant and all rights granted to the Company under this Agreement shall be binding upon Participant’s heirs, executors, administrators and successors.

22. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on Participant, Participant’s heirs, executors, administrators and successors, and the Company for all purposes.

23. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted to both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

24. Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between Participant and the Company, and supersede all other agreements, whether written or oral, with respect to the Award.

25. Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

26. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the date first above written.

NUZEE, INC.		PARTICIPANT

By:		By:
Name:	Masateru Higashida	Name:
Title:	Chief Executive Officer	Title: